Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Cricut, Inc.
South Jordan, Utah
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-254679 and 333-263378) of Cricut, Inc. of our reports dated March 13, 2023, relating to the consolidated financial statements and the effectiveness of Cricut Inc.’s internal control over financial reporting, which appear in this Form 10-K.
/s/ BDO USA, LLP

Salt Lake City, Utah
March 13, 2023